Exhibit 5.1

1560 Broadway, Suite 900, Denver, CO 80202-5150

Tung Chan, Securities Commissioner

March 20, 2025

Sent Via Electronic Mail: jdrisco@yahoo.com

Mr. John Driscoll, CFO

The Now Corporation 1 (NWPN)

8549 Wilshire Blvd.

Beverly Hills, CA 90211

Re: The Now Corporation 1 (NWPN) (“Now Corporation”), Reg A Tier 1 Offering, Cleared for Sale in State of Colorado

Dear Mr. Driscoll:

The Offering, Now Corporation, is "Effective or Cleared for Sale" in the State of Colorado. Now Corporation’s Colorado File Number is 2025-23-754. The effective date is the date of SEC “Notice of Qualification.”

The fact that these securities are hereby registered does not constitute a finding by the Commissioner that any document filed with the Commissioner in connection with said registration is true, complete, or not misleading. The fact that these securities are hereby registered does not mean that the Commissioner has passed in any way upon the merits or qualifications of, or has recommended or given approval to, these securities. It is unlawful to make, or cause to be made, to any prospective purchaser any representation inconsistent with the foregoing.

If you have any questions or concerns, please do not hesitate to contact me at the undersigned.

/s/ Derrick O’Neal

Derrick O’Neal

Securities Examiner